Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-8 No. 333-253527) pertaining to the 2017 Equity Incentive Plan, as amended, the 2018 Equity Incentive Plan, as amended, and the 2021 Equity Incentive Plan of NexImmune, Inc.,
2.Registration Statement (Form S-3 No. 333-263399) of NexImmune, Inc., and
3.Registration Statement (Form S-8 No. 333-263400) pertaining to the 2021 Equity Incentive Plan of NexImmune, Inc.
of our report dated March 28, 2023, with respect to the financial statements of NexImmune, Inc. included in this Annual Report (Form 10-K) of NexImmune, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Tysons, Virginia
March 28, 2023